Exhibit 4.76

March 6, 2008

BY PERSONAL DELIVERY

Ms. Alida Gualtieri

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Re: Employment Agreement

Dear Alida:

Further to the recent Board of Directors, we hereby confirm that your employment agreement with DRAXIS Health Inc. dated October 17, 2003 and amended on March 26, 2004 and January 31, 2008 (the “Employment Agreement”) is hereby amended as follows effective January 1, 2008:

•                  By deleting Section 6 and replacing it with the following Section 6:

The Board of Directors of DRAXIS, in its sole discretion, and upon recommendation of the Chief Executive Officer of DHI, based on the Bonus and Objectives Plan that is in force for all senior executives of DHI, may declare a bonus payable.  Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years.  Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared.  Should a discretionary bonus be declared, you may be eligible to receive an amount up to a maximum equivalent to 40% of your Base Salary, or such other amount as may be determined by the Chief Executive Officer of DHI and the Board of Directors of DHI, in their sole discretion.

All of the other terms and conditions of your Employment Agreement remain unchanged.  We would ask that you confirm your acceptance of this modification by signing the duplicate of this letter.

If you have any questions concerning this modification, please do not hesitate to communicate with the undersigned.

Regards,

DRAXIS HEALTH INC.

/s/Dan Brazier

Dan Brazier
President and CEO

DRAXIS HEALTH INC./SANTÉ DRAXIS INC

16751 Trans Canada Highway, Kirkland, Québec, Canada H9H 4J4 Tél: (514) 694-8220 Fax: (514) 694-8201

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I hereby confirm having read the above mentioned modification to my employment agreement dated October 17, 2003 and amended March 26, 2004 and January 31, 2008 and hereby confirm my acceptance of said modification.

Signed this 6th day of March, 2008 at Kirkland.

/s/ Alida Gualtieri
Alida Gualtieri